NEWS RELEASE

[NEXTEL INTERNATIONAL, INC. LOGO]



For Immediate Release

            NEXTEL INTERNATIONAL COMPLETES $650 MILLION DEBT OFFERING

RESTON, Va., August 1, 2000 - Nextel International, Inc., announced today that it has completed a private placement of $650 million of its 12 3/4% Senior Serial Notes due August 1, 2010, which were sold at a discount of 98.622% of their aggregate principal amount to produce a yield to stated maturity of 13%. Nextel International intends to use the net proceeds of the offering to finance network expansion, acquisitions of additional spectrum, working capital needs or debt service requirements or for other general corporate purposes.

The securities offered have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or jurisdiction would be unlawful prior to registration or qualification under the securities laws of such state. The statements in this news release regarding future aspects relating to the offering and other statements which are not historical facts are forward-looking statements that involve risks and uncertainties.

                                     # # #